Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Construction Partners, Inc. of our report dated December 20, 2017, except for Note 19 as to which the date is April 23, 2018, relating to the consolidated financial statements of Construction Partners, Inc. and subsidiaries, appearing in Registration Statement (No. 333-224174) on Form S-1, as amended, and related prospectus of Construction Partners, Inc.

/s/ RSM US LLP

Birmingham, Alabama

May 16, 2018